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                              AMENDED AND RESTATED

                     UNDERWRITING AND DISTRIBUTION AGREEMENT

                                 (DECEMBER 2009)

          AGREEMENT made this 1 day of December 2009, by and between John Hancock Life Insurance Company of New York ("John Hancock New York"), a New York corporation, and John Hancock Distributors, LLC, ("JHD") a Delaware limited liability company.

                                   WITNESSETH:

          WHEREAS, John Hancock New York sells certain insurance products listed on Exhibit A hereto (the "Insurance Contracts"), some of which are regulated as securities under the federal securities laws (the "Registered Insurance
  Contracts"), and

          WHEREAS, JHD is registered with the Securities and Exchange Commission ("SEC") as a broker-dealer under the 1934 Act, is a member of the Financial Industry Regulatory Authority ("FINRA") and has been duly appointed and licensed as an insurance agent of John Hancock New York; and

          WHEREAS, John Hancock New York wishes to (i) arrange for the underwriting of all Registered Insurance Contracts as set forth on Exhibit A hereto through JHD in conformity with the requirements of the Securities Exchange Act of 1934 ("1934 Act"); (ii) arrange for the distribution of all of its Insurance Contracts as set forth in that Exhibit through JHD and (iii) authorize JHD to enter into agreements with selling entities with respect thereto; and

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          WHEREAS, John Hancock New York (then known as The Manufacturers Life
Insurance Company of New York) entered into an Underwriting and Distribution Agreement dated January 1, 2002 with JHD (then known as Manulife Financial Securities, LLC" ("MFS")) whereby MFS was appointed as its principal underwriter and exclusive representative for the distribution of John Hancock New York insurance products, and a subsequent amendment thereto dated October 5, 2004 to reflect those name changes and to add provisions relating to compliance with Rule 38a-1 under the Investment Company Act of 1940 and Rule 206(4)-7 under the Investment Advisors Act of 1940 (as amended to date, the "Underwriting and Distribution Agreement"); and

          WHEREAS the parties wish to amend and restate the Underwriting and Distribution Agreement including to incorporate amendments to date and to revise the Exhibit listing Insurance Contracts subject to its terms.

          NOW, THEREFORE, the parties hereto agree as follows:

          1. (a) John Hancock New York hereby appoints JHD as the principal underwriter of, and its exclusive representative for the distribution of, the Insurance Contracts, and JHD hereby agrees to use its best efforts to arrange for the sale of the Insurance Contracts by general agents and, in connection with Registered Insurance Contracts, by other broker-dealers registered under the 1934 Act. JHD agrees to assist such entities and their representatives and associated persons to the extent that and in such manner as JHD shall deem appropriate in order to enhance the sale of Insurance Contracts and the payment of purchase payments thereunder.

          (b) The territory to which this Agreement shall apply shall be limited to the State of New York.


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          2. (a) With the consent of John Hancock New York, JHD may execute agreements for the sale and distribution of the Insurance Contracts ("Selling Agreements") with (i) other general agents/broker-dealers duly qualified under applicable Federal and state laws to offer and sell the Registered Insurance Contracts; and (ii) general agents to offer and sell John Hancock New York insurance products other than the Registered Insurance Contracts. John Hancock New York may, in its sole discretion, refuse to consent to a Selling Agreement or refuse to appoint a general agent or sub-agent pursuant thereto.

               (b) Such Selling Agreements shall contain such terms and conditions as JHD shall deem appropriate and which are acceptable to John Hancock New York. Such agreements may provide that any confirmation required to be sent in connection with the issuance of Insurance Contracts or the receipt of purchase payments thereunder will be sent by John Hancock New York. All Selling Agreements shall provide that no commission or expense allowance shall be paid in excess of the limitations imposed by Section 4228 of the New York Insurance Law. Commissions and expense allowances paid by JHD pursuant to a Selling Agreement shall not exceed the amounts payable to JHD by John Hancock New York hereunder with respect to the Insurance Contracts. All such compensation plans shall be on the same basis, whether commission based or fund based, as the corresponding compensation plan between John Hancock New York and JHD pursuant hereto, and payments shall have the same timing and duration.

               (c) JHD shall provide John Hancock New York with information regarding the commissions and expense allowances payable by JHD under each Selling Agreement upon its inception, and shall advise John Hancock New York upon the implementation of any revision to a plan of compensation thereunder. Such information shall


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thereafter be maintained by John Hancock New York in its files for a period of not less than six years.

          3. John Hancock New York will prepare and maintain all books and records relating to the Insurance Contracts including such books and records as JHD is required to maintain under the 1934 Act to the extent such requirements are applicable to the Registered Insurance Contracts. For purposes of this Agreement, books and records maintained for JHD for the Registered Insurance Contracts shall be deemed to be the property of JHD and shall be subject at all times to examination by the SEC, FINRA and other appropriate governmental agencies in accordance with Section 17(a) of the 1934 Act.

          4. JHD will not accept or receive on behalf of John Hancock New York any Registered Insurance Contract purchase payment. JHD will not permit any other broker-dealer to participate in the distribution of the Registered Insurance Contracts unless such broker-dealer agrees that (i) it will not accept any purchase payment other than the first and (ii) it will not accept any first purchase payment unless made payable to John Hancock New York. Such broker-dealer must also agree to forward promptly to John Hancock New York at the service office designated by it any first purchase payment received by such broker-dealer together with a completed Registered Insurance Contract application. John Hancock New York reserves the right to reject any application in its sole discretion.

          5. John Hancock New York will furnish to JHD currently effective prospectuses relating to Registered Insurance Contracts in such numbers as JHD may reasonably require from time to time. JHD shall be responsible for the review of sales materials and agrees to use its best efforts to obtain any approvals or clearances required from the NASD or other


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regulatory authorities, if applicable, with respect to such sales materials. Any sales materials prepared by JHD or its designee, must be approved by John
Hancock New York prior to use.

          6. (a) John Hancock New York agrees to reimburse JHD for services and facilities provided by JHD to John Hancock New York pursuant to this Agreement. The charge to John Hancock New York for such services and facilities shall be at cost and shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to John Hancock New York by JHD, plus a reasonable charge for direct overhead, the amount of such charge for overhead to be agreed upon by the parties from time to time.

               (b) Subject to New York Insurance Department Regulation 33, the bases for determining such charges to John Hancock New York shall be those used by JHD for internal cost distribution (including, where appropriate, time records prepared at least annually for this purpose). Such bases shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by JHD on behalf of John Hancock New York.

               (c) JHD's determination of charges hereunder shall be presented to John Hancock New York, and if John Hancock New York objects to any such determination, it shall so advise JHD within thirty (30) days of receipt of notice of said determination. Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants which shall determine the charges properly allocable to John Hancock New York and shall, within a reasonable time, submit such determination, together with the basis therefore, in writing to JHD and John Hancock New York whereupon such determination shall be binding. The expenses of such a determination by a firm of


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independent certified public accountants shall be borne equally by JHD and John
Hancock New York.

               (d) JHD shall submit to John Hancock New York within thirty (30) days of the beginning of each calendar quarter a written statement of the amount estimated to be owed by John Hancock New York for services and the use of facilities pursuant to this Agreement in that calendar quarter, and John Hancock New York shall pay to JHD within fifteen (15) days following receipt of such written statement the amount set forth in the statement.

               (e) Within thirty (30) days after the end of each calendar year, JHD will submit to John Hancock New York a detailed written statement of the charges due from John Hancock New York to JHD in that calendar year, included in any previous statements, and any balance payable or to be refunded as shown in such statement shall be paid or refunded within fifteen (15) days following receipt of such written statement by John Hancock New York.

          7. (a) All commissions and expense allowances in connection with Insurance Contract sales shall be paid by or on behalf of JHD in accordance with the terms of the applicable Selling Agreement then in effect.

               (b) With respect to Registered and non-registered Insurance Contracts, JHD authorizes John Hancock New York to make an electronic payment or credit of commissions and expense allowances due from JHD to general agents/broker dealers which (1) have entered into Selling Agreements with JHD; and (2) participate in an electronic premium and funds transfer system utilized by John Hancock New York. JHD will be responsible for furnishing John Hancock New York with any records and information necessary to determine the amounts to be so paid or credited. It is understood and agreed that such payments and credits shall be made solely on JHD's behalf, and that John Hancock New York assumes no direct


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obligation under any Selling Agreement to pay commissions and expense allowance to such general agents/broker-dealers. Any amounts due to JHD in excess of such payments or credits shall be remitted directly to JHD in accordance with Section 6 hereof.

          8. Subject to Section 3 hereof, all books, records, and files established and maintained by JHD by reason of its performance under this Agreement which, absent this Agreement, would have been held by John Hancock New York, shall be deemed the property of John Hancock New York, and shall be subject to examination at all times by John Hancock New York and persons authorized by it or any governmental agency having jurisdiction over it.

               With respect to original documents which would otherwise be held by John Hancock New York and which may be obtained by JHD in performing under this Agreement, JHD shall deliver such documents (whether in original form or in a durable medium consistent with Regulation No. 152) to John Hancock New York within thirty (30) days of their receipt by JHD except where continued custody of such documents is necessary to perform hereunder.

          9. JHD shall have no right to incur any indebtedness on behalf of John Hancock New York pursuant to this Agreement. JHD hereby authorizes John Hancock New York to set off JHD's liabilities to John Hancock New York against any and all amounts otherwise payable to JHD pursuant hereto.

          10. (a) JHD will provide John Hancock New York with written compliance policies and procedures as required by Rule 38a-1 for the Separate Accounts ("Rule 38a-1 Policies and Procedures") for approval by John Hancock New York. The Rule 38a-1 Policies and Procedures shall be reasonably designed to prevent, detect, and correct any material violations of the federal securities laws as defined in Rule 38a-1.


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               (b) JHD will promptly provide John Hancock New York's Chief
Compliance Officer with any material changes that are made to the Rule 38a-1 Policies and Procedures. JHD agrees to cooperate with John Hancock New York in any review of the Rule 38a-1 Policies and Procedures conducted by the Chief Compliance Officer of John Hancock New York to determine the adequacy of the Rule 38a-1 Policies and Procedures and the effectiveness of their implementation. Such cooperation includes, without limitation, furnishing such certifications and documentation as John Hancock New York's Chief Compliance Officer shall reasonably request from time to time and implementing changes to the Rule 38a-1 Policies and Procedures that are reasonably requested by and satisfactory to John Hancock New York's Chief Compliance Officer.

               (c) JHD will provide John Hancock New York with ongoing, direct, and immediate access to its compliance personnel and shall cooperate with John Hancock New York's Chief Compliance Officer in carrying out John Hancock New York's obligations under Rule 38a-1 to oversee the compliance program of JHD.

               (d) JHD will promptly notify John Hancock New York in the event that a material compliance matter, as defined in Rule 38a-1, occurs with respect to the Rule 38a-1 Policies and Procedures will cooperate with John Hancock New York in providing John Hancock New York with any required reports in the event any material compliance matter occurs.

               (e) JHD, and anyone acting under its direction, will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence John Hancock New York's Chief Compliance Officer in the performance of his or her responsibilities under Rule 38a-1.


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          11. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          12. This Agreement shall take effect as of the date set forth above and may be terminated at any time by either party hereto on sixty (60) days' written notice.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


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                                        JOHN HANCOCK LIFE INSURANCE
                                        COMPANY OF NEW YORK


                                        By /s/ James D. Gallagher
                                           -------------------------------------
                                           James D. Gallagher, President

Attest: /s/ Brian Tucker
        ----------------------------


                                        JOHN HANCOCK DISTRIBUTORS, LLC


                                        By /s/ Kathleen Pettit
                                           -------------------------------------
                                           Kathleen Pettit, Chief Compliance
                                           Officer of JHD

Attest: /s/ Brian Tucker
        ----------------------------


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                                    EXHIBIT A

                               INSURANCE CONTRACTS

     (Products which are not Registered Insurance Contracts are identified as such.)

     (i)  Individual variable annuities or fixed and variable annuities

     (ii) Fixed annuities (registered and non-registered)

     (iii) Term life insurance (non-registered)

     (iv) Universal life insurance (non-registered)

     (v)  Variable life insurance

     (vi) Variable universal life insurance

     (vii) Group annuities (non-registered)

     (viii) Such other Insurance Products as are from time to time agreed to by the parties to the foregoing Agreement and added to this Exhibit A.

Notwithstanding the foregoing, the following insurance products issued by John Hancock New York on and after January 1, 2010 shall not be Insurance Contracts for the purposes of this Agreement:

     (1) Non-registered fixed annuities funding tax advantaged structured settlements.

     (2) Non-registered group annuities guaranteeing benefits under employee benefit plans, other than guaranteed interest rate products and guaranteed living benefits riders.

     (3) Non-registered group annuities sold to pension, welfare or benefit plans, foundations, endowments or similar institutions for investments, other than as sold by the Retirement Plan Services unit of John Hancock New York.

     (4) Non-registered group annuities issued as funding agreements.


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